Exhibit 99.1
CARBON DIOXIDE SUPPLY AGREEMENT
This CARBON DIOXIDE SUPPLY AGREEMENT (this “Agreement”) is entered into June 27, 2008 (“Effective Date”), by and between Airgas Carbonic, Inc., a Delaware corporation (“Buyer”), and Southwest Georgia Ethanol, LLC, a Georgia limited liability company (“Seller”).
A. Seller intends, at its sole expense and cost, to construct, maintain, and operate an ethanol plant, with an initial capacity of at least one hundred million (100,000,000) gallons per year, at 4615 Back Nine Road, Pelham, Georgia (“Seller’s Facility”).
B. Seller desires to lease to Buyer, on terms set forth herein, Buyer’s Plant Land Area (as hereinafter defined).
C. Buyer intends, at Buyer’s sole expense and cost, to construct, maintain, and operate a carbon dioxide facility on Buyer’s Plant Land Area, to purify, liquefy, refine, and store the LCO2 by-product from Seller’s ethanol production.
D. Seller’s Facility will have a minimum nameplate Carbon Dioxide Gas production capacity of seven hundred fifty (750) Tons per Day.
E. Buyer desires to purchase Carbon Dioxide Gas from Seller and Seller desires to sell Carbon Dioxide Gas to Buyer pursuant to the terms of this Agreement
NOW, THEREFORE, for and in consideration of mutual promises and covenants hereinafter set forth, and intending to be legally bound hereby, Buyer and Seller agree as follows:
1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
1.1. Buyer’s Plant: The building(s) and processing apparatus to be constructed and operated by Buyer, for producing LCO2, on Buyer’s Plant Land Area, which shall have a nameplate LCO2 capacity of four hundred fifty (450) Tons per Day.
1.2. Buyer’s Plant Land Area: Approximately four (4) acres of land at Seller’s Facility, the exact location to be determined by Seller and Buyer subsequent to the Effective Date, in the general location set forth on Exhibit A, which land Seller represents is suitable for construction of Buyer’s Plant and Buyer’s operations as set forth in this Agreement. Upon agreement of the exact location of Buyer’s Plant Land Area, a revised Exhibit A, showing such exact location, shall be attached to this Agreement in place of the initial Exhibit A. Seller and Buyer agree to use reasonable efforts to agree on the exact location of Buyer’s Plant Land Area and, if Seller and Buyer fail to so agree by May 31, 2008, despite such reasonable efforts, either Seller or Buyer may terminate this Agreement.
1.3. Carbon Dioxide Gas. The crude carbon dioxide by-product gas produced by Seller during the manufacture of ethanol at Seller’s Facility, the chemical formula of which is CO2. For purposes of this Agreement, Carbon Dioxide Gas shall be measured in accordance with Section 10.

1.4. Carbon Dioxide Gas Pipeline: The pipeline to be constructed by Buyer from the Transfer Point to Buyer’s Plant, as provided in Section 3.3.1.
1.5. Contract Year: A period commencing on the Purchase Commencement Date and extending for twelve (12) consecutive months thereafter, and each succeeding period of twelve (12) consecutive months thereafter.
1.6. Currency: All reference to currency is in U.S. Dollars.
1.7. Day: A period during the Term of twenty-four (24) hours commencing at 12:00 a.m. and extending until 11:59 p.m. The date of a Day herein shall be that calendar date in effect at the beginning of such Day.
1.8. Dry Ice: Solid carbon dioxide.
1.9. Environmental Law: Any one or more of all Federal, state, and local environmental protection, occupational, health, safety, and similar laws, ordinances, restrictions, licenses, and regulations, including, without limitation the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251, et seq.), Resource Conservation and Recovery Act (42 U.S.C. 6991, et seq.), Safe Drinking Water Act (42 U.S.C. Sec. 300f, et seq.), Toxic Substances Control Act (15 U.S.C. Sec. 2601, et seq.), Clean Air Act (42 U.S.C. Sec. 7401, et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601, et seq.), Hazardous Materials Transportation Act (49 U.S.C. Section 1802, et seq.), and other similar Federal, state, and local laws, statutes, ordinances, orders, decrees, rules, and/or regulations, regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance, or material as now or at any time hereafter in effect.
1.10. LCO2: Liquid carbon dioxide, produced by purifying and liquefying Carbon Dioxide Gas at Buyer’s Plant.
1.11. Pricing Region: The State of Georgia, those counties in Florida that are east of Walton and north of the line formed by Hillsborough, Polk, and Orange, inclusive, and those counties in Alabama that are south and east of the line formed by Lee, Macon, Montgomery, Crenshaw, and Covington, inclusive.
1.12. Purchase Commencement Date: The latest to occur of (i) first Day of the seventh month immediately following the Sample Receipt Date (as defined in Section 8.4) and (ii) the first day of the eleventh month immediately following the date that Buyer receives the last of Buyer’s Permits (as defined in Section 3.4.3).
1.13. Seller’s Plant: The ethanol plant owned by Seller and located at 4615 Back Nine Road, Pelham, Georgia, as more specifically set forth on Exhibit A, attached hereto.

1.14. Term: The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms of this Agreement.
1.15. Ton: Two thousand (2,000) pounds.
1.16. Transfer Point: For Carbon Dioxide Gas delivered to Buyer’s Plant, the flange connection of the Carbon Dioxide Gas Pipeline that is located at the point shown on Exhibit A as the “transfer point,” which flange connection shall be between Seller’s Carbon Dioxide Gas scrubber and the Blower (as defined in Section 3.3.2).
2. Operation of Buyer’s Plant.
2.1. Operation. Buyer shall operate Buyer’s Plant in accordance with industry standards and otherwise in compliance with this Agreement.
2.2. Risk and Liability. Buyer shall comply with all Federal, state, and local laws, rules, regulations, and ordinances, including (without limitation) Environmental Laws, applicable to the Buyer’s Plant Land Area and Buyer’s Plant. Seller shall comply with all Federal, state, and local laws, rules, regulations, and ordinances, including (without limitation) Environmental Laws, applicable to Seller’s Facility. In the event that either party is not in compliance with all Federal, state, and local laws, rules, regulations, and ordinances, including (without limitation) Environmental Laws, then, subject to the limitation provided in Section 15.2, the party out of compliance will take any and all actions to correct such violations at such party’s own expense and will indemnify the other party for any liability incurred by such other party as a result of these violations.
2.3. Production Scheduling and Operating Costs. Subject to Section 3.4, Buyer shall operate Buyer’s Plant to produce LCO2 at times and in quantities determined by Buyer, in Buyer’s sole discretion. The operation of Buyer’s Plant shall be at Buyer’s sole expense, including (without limitation), costs of labor, maintenance, supplies, contractors, and utilities (excluding any real estate taxes applicable to Buyer’s Plant Land Area, and any and all other taxes related to Seller’s operations and Seller’s Facility). Seller shall pay all real property taxes, assessments, impositions, and all other claims or charges respecting Seller’s Facility and Buyer’s Plant Land Area before the same shall become delinquent.
3.	Use of Buyer’s Plant Land Area, Lease Provisions, Buyer’s Plant Construction and Easements.
3.1. Lease and Easements.
3.1.1. Buyer’s Plant Land Area Site and Easements.
3.1.1.1. Seller hereby leases to Buyer the Buyer’s Plant Land Area, and hereby grants to Buyer easements, at all times of each Day during the Term, over Seller’s Facility, all as set forth on Exhibit A, for Buyer and Buyer’s agents, employees, and contractors to enter and exit Buyer’s Plant Land Area, to park vehicles at Seller’s Facility, to bring supplies to Buyer’s Plant Land Area, to remove items from Buyer’s Plant Land Area, to load and unload vehicles and railcars, to construct a rail spur to operate railcars thereon (and Seller shall reasonably cooperate with Buyer in connection with the construction, connection, and operation of such rail spur), and for the installation and maintenance of Buyer’s Plant and the pipelines, the Blower, and equipment as set forth in Section 3.3. If Buyer’s construction or use of a rail spur interferes with Seller’s unloading of unit train cars at Seller’s Facility, Buyer shall not have an easement to construct or use such rail spur.
3.1.1.2. Seller represents and warrants to Buyer that (i) the present use of Buyer’s Plant Land Area and Seller’s Facility is in compliance with all applicable laws, rules, regulations, and ordinances (including all Environmental Laws); (ii) there does not exist any notice of an uncorrected violation of building, safety, or fire ordinances or regulations respecting Buyer’s Plant Land Area or Seller’s Facility; (iii) there are no unpaid taxes or assessments for the installation of any sewer and water lines serving Buyer’s Plant Land Area or Seller’s Facility or charges for making connection thereto or for street paving or curbing, or for any other public improvements, nor has Seller received any notice from appropriate governmental authorities of intention to make any public improvements; and (iv) Seller has good and marketable title or fee simple to Seller’s Facility and Buyer’s Plant Land Area, free from all liens, restrictions, and encumbrances, except as are otherwise expressly permitted herein.
3.1.2. Environmental Liabilities and Indemnification.
3.1.2.1. Seller represents and warrants that: (i) no portion of Buyer’s Plant Land Area constitutes a wetland or other “water of the United States” for purposes of Section 404 of the Federal Clean Water Act, 33 U.S.C. Section 1344, or any similar area regulated under any state law, and (ii) Seller is not aware of any underground storage tanks being present at Seller’s Facility.
3.1.2.2. Seller hereby indemnifies, agrees to defend, and shall hold harmless Buyer from and against all liability, loss, claims, damage, and expense, including (without limitation) reasonable attorneys’ and experts’ fees, clean-up or other remediation costs and fees, and governmental fines (“Costs”), arising out of or in connection with the existence of any toxic or hazardous materials, pollutants, contaminants, or hazardous wastes existing on Seller’s Facility and Buyer’s Plant Land Area in violation of any Environmental Law, as of the Effective Date, or which come onto Seller’s Facility or Buyer’s Plant Land Area during the Term, except to the extent such violation is caused by Buyer (including, without limitation, any Costs associated with the removal of any underground storage tanks at Seller’s Facility and any Costs of remediation associated therewith).
3.1.2.3. Buyer hereby indemnifies, agrees to defend, and shall hold harmless Seller from and against all Costs arising out of or in connection with the existence of any toxic or hazardous materials, pollutants, contaminants or hazardous wastes introduced to Seller’s Facility and Buyer’s Plant Land Area by Buyer or its agents in violation of any Environmental Law from and after the Effective Date and through and until the date on which Buyer vacates Buyer’s Plant Land Area.

3.1.3. Buyer’s Plant Land Area Rights. Buyer may occupy Buyer’s Plant Land Area during the entire Term. Seller may modify Buyer’s use of the easements granted pursuant to this Section 3, upon prior written notice to Buyer, only if and to the extent that Seller reasonably, in good faith, determines that such modifications are necessary, provided that such modifications do not materially reduce Buyer’s rights under this Agreement or materially increase Buyer’s obligations under this Agreement.
3.1.4. Personal Property of Buyer. Buyer’s Plant is not intended to be or to become a fixture or otherwise part of Seller’s Facility, notwithstanding the manner in which it, or any part of it, is installed or affixed, and Buyer’s Plant, and the equipment and fixtures thereon, is and at all times during the Term shall remain and continue to be the personal property of Buyer.
3.1.5. Annual Lease Payment. As consideration for the lease and easements set forth herein for the entire Term and any renewal or extension thereof, Buyer shall pay to Seller the sum of one hundred dollars ($100) annually, such payment being due on or before the twenty-fifth (25th) Day of the first month of each Contract Year.
3.1.6. Signs. Subject to Seller’s approval of location, construction, and appearance, which approval shall not be unreasonably withheld, delayed, or conditioned, Buyer shall be entitled to place a five (5) foot by ten (10) foot identification sign at the main entrance to Seller’s Facility, at Buyer’s cost.
3.2. Plant Construction. Buyer shall be responsible for constructing Buyer’s Plant within Buyer’s Plant Land Area at Buyer’s own cost and expense. Buyer may expand or modify Buyer’s Plant, within Buyer’s Plant Land Area, at any time during the Term. Seller shall cooperate with Buyer in connection with scheduling the construction and installation of Buyer’s Plant, but, except as resulting from Seller’s negligence or willful misconduct or as otherwise set forth in this Agreement, Seller shall have no liability in connection therewith. Buyer shall comply with reasonable rules of Fagen Construction Company which are provided to Buyer in writing with reasonable advance notice, in connection with the construction of Buyer’s Plant.
3.3. Pipeline and Equipment.
3.3.1. CO2 Pipeline and Equipment Ownership. Subject to prior approval by Fagen Construction Company, ICM Engineering, and Seller’s lender’s independent engineer, Buyer will install the Carbon Dioxide Gas Pipeline and equipment to deliver Carbon Dioxide Gas from the Transfer Point to Buyer’s Plant. Title to the Carbon Dioxide Gas Pipeline shall automatically be transferred to Seller at the termination of this Agreement. Seller shall not disturb the Carbon Dioxide Gas Pipeline without the prior written consent of Buyer, except to the extent required to address an emergency, in which case Seller shall notify Buyer thereof immediately thereafter.
3.3.2. Other Pipelines and Blower. Subject to prior approval by Fagen Construction Company, ICM Engineering, and Seller’s lender’s independent engineer, Buyer will install and maintain pipelines to connect to Seller’s potable water, effluent and process water, and sanitary sewer (“Other Pipelines”) and a blower of approximately 600 horsepower (the “Blower”), at Seller’s Plant near its fermenter, to convey the Carbon Dioxide Gas through the Carbon Dioxide Gas Pipeline; provided, however, that if such approval is not granted, Buyer may terminate this Agreement by notice to Seller. Connections will be made at points mutually agreed to by Seller and Buyer, provided that Seller and Buyer shall use reasonable, good faith efforts to agree on mutually-satisfactory points. Title to the Other Pipelines shall automatically be transferred to Seller at the termination of this Agreement. Buyer shall retain title to the Blower and will be responsible for maintenance of the Blower. Should Buyer desire to fill railcars directly, Buyer, at Buyer’s sole expense, may install and maintain a pipeline, in a location mutually acceptable to Seller and Buyer from Buyer’s Plant to a rail spur at Seller’s Facility.
3.3.3. Pipeline Access. Seller grants to Buyer, for the entire Term, a license for Buyer and Buyer’s agents, employees, and contractors, over and across Seller’s Facility for access to the Carbon Dioxide Gas Pipeline and Other Pipelines in locations and at times which are not unreasonably objectionable to Seller, to the extent reasonably necessary to enable Buyer to perform Buyer’s obligations under this Agreement.
3.4. Permits and Licenses.
3.4.1. THIS AGREEMENT WILL AUTOMATICALLY TERMINATE AND SHALL BE DEEMED NULL AND VOID IN THE EVENT THAT SELLER, IN ITS REASONABLE DISCRETION DETERMINES THAT THAT BUYER OR THE BUYER’S PLANT WOULD CAUSE SELLER TO BE IN VIOLATION OF ITS AIR QUALITY PERMIT, WASTE WATER PERMIT, GROUND WATER WITHDRAWAL PERMIT, POTABLE WATER PERMIT OR ITS STORM WATER PERMIT AND SELLER SHALL HAVE NO FURTHER DUTIES TO BUYER; PROVIDED, HOWEVER, THAT THIS AGREEMENT WILL NOT SO TERMINATE IF, WITHIN THREE (3) BUSINESS DAYS AFTER SELLER NOTIFIES BUYER THEREOF, BUYER PROVIDES TO SELLER A DETAILED PLAN IN WHICH BUYER WILL TAKE ACTIONS THAT WILL RESULT IN SELLER NOT BEING IN VIOLATION OF SUCH PERMITS AND THEREAFTER DILIGENTLY IMPLEMENTS SUCH ACTIONS.
3.4.2. Further, upon receipt of such notice, Buyer shall cease production of LCO2 and Dry Ice at Buyer’s Plant if such production causes such violation, until such time as such operation of Buyer’s Plant will not result in a violation of such permits.
3.4.3. Buyer shall, without cost to Seller, use commercially reasonable efforts to obtain all permits and licenses required by law for the construction, installation, and operation of Buyer’s Plant and construction of the Carbon Dioxide Gas Pipeline, including, without limitation, a NPDES permit for the discharge of effluent and process water produced at Buyer’s Plant (collectively, “Buyer’s Permits”). If Buyer is unable to obtain all of Buyer’s Permits within three months of the Effective Date, Buyer or Seller may terminate this Agreement upon notice to the other. Seller shall obtain all permits which are required by applicable laws, ordinances, rules, and regulations regarding emissions resulting from the production of Carbon Dioxide Gas and LCO2 at Seller’s Facility and Buyer’s Plant.
3.5. Liens. Buyer shall not, at any time, permit the attachment to Seller’s Facility or Buyer’s Plant Land Area of any lien for work done or materials furnished by or at the direction of Buyer in connection with the construction of Buyer’s Plant by Buyer.

3.6. Access. Seller shall have access to Buyer’s Plant during an emergency which threatens Buyer’s Plant or Seller’s Facility, provided that Seller only acts as reasonably necessary to address such emergency and that Seller notifies Buyer thereof immediately thereafter. Buyer shall have access to Seller’s Facility during an emergency which threatens Buyer’s Plant or Seller’s Facility, provided that Buyer only acts as reasonably necessary to address such emergency and that Buyer notifies Seller thereof immediately thereafter. This Section 3.6 shall not be deemed to provide an affirmative duty on either Buyer or Seller to act.
3.7. Memorandum of Lease. Seller agrees that, upon request from Buyer, Seller will promptly execute and deliver to Buyer a memorandum of lease in a form reasonably agreeable to both parties, prepared by Buyer, to be recorded in the public office in which records relating to Buyer’s Plant Land Area are kept and take such other and further action as may be necessary to give all persons now or hereafter interested in title to Buyer’s Plant Land Area notice of the existence of the provisions of Section 3 and such other portions of this Agreement as relate to the easements set forth herein and Buyer’s leasehold interest in Buyer’s Plant Land Area, including such terms and provisions as Buyer deems appropriate, provided, however, that no copy of this Agreement or other instrument shall be filed for record which sets forth the pricing provisions contained herein.
3.8. Quiet Enjoyment. Seller agrees that Buyer, having performed all of Buyer’s obligations contained in this Agreement, shall and may peaceably and quietly have, hold, and enjoy Buyer’s Plant Land Area during the Term.
3.9. Underground Storage Tanks. Buyer shall not install any underground storage tanks of any kind on Buyer’s Plant Land Area.
4. Operation, Inspection, and Maintenance. Buyer shall be responsible for the operation, maintenance, and inspection of all equipment installed by Buyer at Buyer’s Plant Land Area and Buyer shall arrange and coordinate any routine or emergency maintenance with personnel at Seller’s Facility upon reasonable request. In no event shall Seller be responsible for the operation, maintenance, or inspection of Buyer’s equipment.
5. Services to be Provided By Seller to Buyer.
5.1. Electrical Power Lines and Telephone Lines. Seller shall cooperate with Buyer in the connection of electrical and telephone lines to Buyer’s Plant and the Blower and shall, at Seller’s cost and expense, make available to Buyer transformer capacity of up to 5.5 megawatts of electricity at 4,160 volts or less. Buyer shall arrange to have electricity delivered pursuant to such electrical power lines billed directly to Buyer and Buyer shall pay for such electricity. In addition to the foregoing, at all times, at Seller’s cost and expense, Seller shall provide 316 kilowatts of electricity to the Blower.
5.2. Cooling Water. Seller shall have no obligation to provide cooling water to Buyer
5.3. Process Water. Seller shall provide up to 150 gallons per minute of process water to Buyer, at no cost to Buyer.

5.4. Potable Water. Seller will provide sufficient potable water for lavatory, drinking water, and an emergency eyewash at Buyer’s Plant, at no cost to Buyer.
5.5. Return of Process Water. Following Buyer’s receipt of a NPDES permit for the discharge of effluent and process water produced at Buyer’s Plant, Buyer may use Seller’s wastewater pipeline, to dispose of effluent and process water produced at Buyer’s Plant. Buyer shall not include any hazardous materials in effluent or process water that is discharged into Seller’s wastewater pipeline. Buyer will monitor its effluent and process water prior to releasing effluent and process water into Seller’s wastewater pipeline and will immediately notify Seller if Buyer’s effluent or process water contains hazardous materials which would put Seller’s NPDES permit in jeopardy.
5.6. Sewer. Buyer may utilize Seller’s sanitary sewage disposal system for disposal of Buyer’s sanitary sewage, at no charge. Buyer shall not include any hazardous materials in Buyer’s sanitary sewage that is discharged through Seller’s sanitary sewage disposal system which would put Seller’s applicable permit for Seller’s sanitary sewage disposal system in jeopardy.
6. Insurance.
6.1. Automobile Liability Insurance. During the Term, Buyer shall, at Buyer’s expense, maintain automobile liability insurance, with policy limits of not less than two million dollars ($2,000,000) combined single limit for bodily injury and property damage, each occurrence, covering all of Buyer’s vehicles whether owned, non-owned or hired, used in connection with Buyer’s activities at Seller’s Facility and Buyer’s Plant Land Area. Insurance broker and carriers are of Buyer’s choice.
6.2. Commercial General Liability Insurance. During the Term, Seller shall, at Seller’s expense, maintain commercial general liability insurance covering Seller’s operations and activities at Seller’s Facility, with policy limits of not less than two million dollars ($2,000,000) combined single limit for bodily injury property damage, each occurrence. Said policy shall include Buyer as an additional insured, up to the policy limits specified above, but only with respect to those matters for which Seller is obligated to indemnify Buyer under the terms of this Agreement and only to the extent of Seller’s said indemnification obligations. Said policy shall also provide for not less than thirty (30) days’ written notice prior to any cancellation or material adverse amendment thereof. During the Term, Buyer shall, at Buyer’s expense, maintain commercial general liability insurance covering Buyer’s activities at Buyer’s Plant Land Area, with policy limits of not less than two million dollars ($2,000,000) combined single limit for bodily injury and property damage each occurrence, up to the policy limits specified above, but only with respect to those matters for which Buyer is obligated to indemnify Seller under the terms of this Agreement and only to the extent of Buyer’s said indemnification obligations. Said policy shall also provide for not less than thirty (30) days’ written notice prior to any cancellation or material adverse amendment thereof.
6.3. Self Insurance. Should Buyer desire to carry all or part of the insurance coverage to be carried by Buyer pursuant to this Agreement through self-insurance and/or under a “blanket” policy or policies covering other properties of Buyer, or Buyer’s parent corporation, subsidiaries, or controlling or affiliated entities, such methods of insurance shall be deemed in compliance with Buyer’s obligations under this Agreement, as to both original coverage and renewals.

7. Safety Rules and Policies. Upon written notice thereof to Buyer, Buyer shall comply with Seller’s reasonable safety rules and policies applicable to Seller’s Facility, which Seller establishes from time to time, provided that such safety rules and policies do not materially increase the obligations or decrease the rights of Buyer hereunder. Upon written notice thereof to Seller, Seller shall comply with Buyer’s reasonable safety rules and policies applicable to Buyer’s Plant Land Area, which Buyer establishes from time to time, provided that such safety rules and policies do not materially increase the obligations or decrease the rights of Seller hereunder.
8. Supply and Quality of Carbon Dioxide.
8.1. Availability. During the Term, Seller shall make available to Buyer, through the Carbon Dioxide Gas Pipeline to Buyer’s Plant, at least the first five hundred (500) Tons per Day of Carbon Dioxide Gas, which expects will conform to the specifications set forth on Exhibit B, attached hereto (as amended pursuant to Section 8.4), produced at Seller’s Facility (“Minimum Volume”). Should any Carbon Dioxide Gas made available to Buyer hereunder fail to so conform, Buyer may, but shall have no obligation to, elect to purchase such non-conforming Carbon Dioxide Gas from Seller. Seller shall not sell Carbon Dioxide Gas, LCO2, or Dry Ice from Seller’s Facility to any person or entity, other than Buyer, for the first three Contract Years (“Buyer Exclusive Period”).
8.2. Option to Acquire Additional Carbon Dioxide Gas. At any time within the Buyer Exclusive Period, Buyer may pay $100,000 to Seller to reserve all Carbon Dioxide Gas produced at Seller’s Facility. If Buyer exercises such option, Buyer may notify (the “Increase Notice”) Seller that Buyer wishes to increase the Minimum Volume to seven hundred fifty (750) Tons per Day of Carbon Dioxide Gas. Following Buyer giving the Increase Notice to Seller and continuing through the Term, (i) the Minimum Volume for the remainder of the Term shall be seven hundred fifty (750) Tons per Day of Carbon Dioxide Gas, (ii) Seller shall not sell Carbon Dioxide Gas, LCO2, or Dry Ice from Seller’s Facility to any person or entity, other than Buyer, and (iii) the Minimum Take shall be increased to one hundred forty thousand (140,000) Tons of Carbon Dioxide Gas per Contract Year. If Buyer does not so give the Increase Notice to Seller during the Buyer Exclusive Period, and Seller thereafter desires to sell Carbon Dioxide Gas, LCO2, or Dry Ice from Seller’s Facility to any person or entity, other than Buyer, prior to selling to such other person or entity, Seller shall notify Buyer thereof and of the amount offered and the purchase price therefor (“Offered Price”). If, within thirty (30) days of Buyer’s receipt of such notice, Buyer notifies Seller that Buyer would like to purchase all or a portion of any such Carbon Dioxide Gas, LCO2, or Dry Ice, Seller shall sell the same to Buyer at the Offered Price and, other than the price for such additional Carbon Dioxide Gas, LCO2, or Dry Ice, all terms of this Agreement shall apply to such purchase.
8.3. Guaranteed Minimum Take. Subject to Seller producing an adequate amount of Carbon Dioxide Gas which conforms to the specifications set forth on Exhibit B, Buyer shall take, or pay for if not taken, a minimum of one hundred thousand (100,000) Tons of Carbon Dioxide Gas produced by Seller at Seller’s Facility in each Contract Year (“Minimum Take”).

The Minimum Take shall be reduced on a Ton-for-Ton basis for each Ton of Carbon Dioxide Gas, which conforms to the specifications set forth on Exhibit B, less than five hundred (500) (which amount shall be increased to seven hundred fifty (750) following Buyer giving the Increase Notice to Seller) that Seller makes available through the Carbon Dioxide Gas Pipeline for three hundred forty (340) Days in each Contract Year. All Carbon Dioxide Gas shall be measured in accordance with Section 10. To the extent that Buyer makes payments for Carbon Dioxide Gas as the result of the Minimum Take for any Contract Year, but does not actually take such amount of Carbon Dioxide Gas in such Contract Year, should Buyer take more Carbon Dioxide Gas than the Minimum Take in one (1) or more subsequent Contract Years, such payments shall apply to such subsequently taken Carbon Dioxide Gas. In the event a competing liquid CO2 plant is built within 250 miles of Camilla, Georgia, the Minimum Take shall be eighty thousand (80,000) Tons of Carbon Dioxide Gas per Contract Year.
8.4. Carbon Dioxide Specifications. Within thirty (30) Days after Seller’s Facility produces Carbon Dioxide Gas as by-product from Seller’s ethanol production at Seller’s Facility, at ninety percent (90%) of the minimum nameplate ethanol production capacity of Seller’s Plant for ten (10) consecutive Days, Buyer and Seller shall test such Carbon Dioxide Gas for the amounts of impurities for each component impurity set forth on Exhibit B by taking one (1) sample per week for three (3) consecutive weeks. Such tests shall be conducted by an independent outside laboratory, mutually satisfactory to Buyer and Seller, and the cost of such test shall be borne equally by Buyer and Seller. Immediately following the receipt of all such test results by Buyer and Seller (the “Sample Receipt Date”), as to each component (e.g., Air, Ethanol, Methanol) set forth on Exhibit B that any such sample indicates is present in a higher level than as set forth on Exhibit B, Exhibit B shall be revised so that it reflects the highest level shown on any such test (e.g., if the results of such tests indicate that the samples had 100, 110, and 105 ppm of Ethanol, respectively, “110” shall be inserted into the Ethanol line of Exhibit B in place of “100”).
9. Supply Charge.
9.1. Invoicing Period. Beginning with the month that follows the Purchase Commencement Date, Seller shall invoice Buyer monthly for the number of Tons of Carbon Dioxide Gas, as measured in accordance with Section 10, which was provided to Buyer’s Plant through the Carbon Dioxide Gas Pipeline and which was converted into LCO2 and shipped from Buyer’s Plant, during the month preceding the invoice date. Buyer agrees to provide to Seller monthly statements of dates and quantities of Carbon Dioxide Gas which is converted into LCO2 and shipped from Buyer’s Plant.
9.2. Payment Terms. Buyer shall pay invoices net fifteen (15) days from receipt of invoice.
9.3. Product Price. During the first Contract Year and prior to the Purchase Commencement Date, the price per Ton of Carbon Dioxide Gas delivered to Buyer’s Plant is thirteen dollars ($13.00) for the first one hundred thousand (100,000) Tons taken by Buyer (“First Tier Pricing”) and seven dollars ($7.00) for any amount of Carbon Dioxide Gas taken by Buyer which exceeds one hundred thousand (100,000) Tons in such Contract Year (“Second Tier Pricing”). Beginning with the second Contract Year and subsequent Contract Years during the Term, the prior Contract Year’s price will be subject to adjustment as set forth in Section 9.4.

9.4. Price Adjustment Formula. At the end of the first Contract Year, and at the end of each succeeding Contract Year, the price per Ton of Carbon Dioxide Gas shall be adjusted by the actual percentage change in Buyer’s selling price of LCO2 to all of Buyer’s customers in the Pricing Region, excluding sales to Buyer and Buyer’s affiliates, sales where customers pick up LCO2 at one of Seller’s locations, F.O.B. customers, and sales made in connection with rail shipment.
9.5. Five Year Price Adjustment. If, within ninety (90) days after the end of the fifth Contract Year, either party notifies the other that such party believes that the market price for Carbon Dioxide Gas is materially different than that being paid by Buyer pursuant to this Agreement, Buyer and Seller shall, in good faith, negotiate the then-current Second Tier Pricing to reflect current market rates, taking into consideration all relevant factors including, without limitation, the fact that Buyer pays a higher than market price (i.e., First Tier Pricing) for the first one hundred thousand (100,000) Tons of Carbon Dioxide Gas taken by Buyer and that Second Tier Pricing is designed to bring the total pricing in line with market price, market indices, distribution costs, the amortized cost of Buyer’s Plant, and the cost of operating Buyer’s Plant.
9.6. Records and Audits. Buyer shall keep pricing and measurement records of production and shipments regarding Buyer’s Plant, such as meter and scale tickets, for the then-current Contract Year and the preceding Contract Year. Should Seller challenge the accuracy of Buyer’s price calculation of the current Contract Year price, an independent auditor, appointed by Seller, may audit the records of Buyer, only to the extent necessary to substantiate such calculations. Such auditor shall maintain all information concerning Buyer’s selling prices and customers in confidence and only report on the accuracy of Buyer’s calculations. The cost of such audit shall be borne by Seller, unless Buyer’s calculations were in error, in Buyer’s favor, of greater than ten percent (10%), in which case the reasonable cost thereof shall be borne by Buyer. Seller can challenge Buyer’s calculations for the then-current Contract Year and/or the previous Contract Year during the then-current Contract Year, but only one (1) time during any Contract Year. Any record shall be final between Seller and Buyer unless challenged within one (1) year of the date of delivery of the applicable Carbon Dioxide Gas. Buyer shall, within ninety (90) days of the end of each Contract Year, provide to Seller data used by Buyer in determining the amount of the annual price adjustment, which was calculated in accordance with Section 9.4.
10. Measurement.
10.1. Truck and Load Cell Measurement. Unless otherwise specified, all measurements of Carbon Dioxide Gas are determined under this Section 10. The quantity of Carbon Dioxide Gas used by Buyer to manufacture LCO2 and shipped by truck or into a tank equipped with load cells shall be determined by Buyer by weighing the LCO2 produced from such Carbon Dioxide Gas on State of Georgia certified scales. Buyer shall maintain said measuring devices in good operating condition to an accuracy of plus or minus two percent (2%). At any time during the Term, Seller may request that the scale be verified for weighing accuracy. If such verification shows that a scale is not accurate by greater than two percent (2%), Buyer, shall at Buyer’s cost, promptly recalibrate such scale and shall pay for such verification testing. If any such test proves the scales are not accurate by greater than two percent (2%), appropriate billing adjustments shall be made for the period of inaccuracy, which, in the absence of direct evidence of the contrary, or other agreement between Seller and Buyer, shall be assumed to be thirty (30) days. Buyer shall notify Seller of any calibrations of such scales and will provide to Seller the results of any such calibrations.
10.2. Railcar Measurement. The quantity of Carbon Dioxide Gas used by Buyer to manufacture LCO2 and shipped by tank railcars shall be determined by using the designated standard volume of liquid product containment capacity of the railcar, as designated by the railcar manufacturer, when filled to the ninety-five percent (95%) try cock designation less a heel adjustment factor of three and four tenths percent (3.4%) (“Heel Adjustment”). This Heel Adjustment reflects the amount of LCO2 that remains in the tank of the railcar and cannot be pumped off.
11. Production Estimates.
11.1. Production Forecasts. Seller shall provide to Buyer reasonable advance notice of any expected downtime at Seller’s Facility. Seller anticipates that Seller’s Facility will be down for approximately fifteen (15) Days each Contract Year. Seller warrants to Buyer that Seller will not operate Seller’s Plant on an interruptible power supply.
11.2. Cooperation in Repairs. Seller shall keep Buyer informed as to the extent of any reduction in the quantity of Carbon Dioxide Gas available to Buyer and any power outages, together with a reasonable estimate of when any repairs to Seller’s Facility will occur. Seller shall use commercially reasonable efforts to expedite repairs to Seller’s Facility.
12. Right to Terminate; Condemnation.
12.1. Buyer’s Right to Terminate. In the event Seller is unable to make available to Buyer at least fifty thousand (50,000) Tons of Carbon Dioxide Gas during any period, following the Purchase Commencement Date, of one hundred eighty (180) consecutive Days, (including any scheduled downtimes of Seller’s Facility, such as those specified in Section 11.1 and Section 16.3), Buyer shall have the right to terminate this Agreement without further cost or obligation, by providing Seller written notice. For purposes of this Section 12.1, any amount of Carbon Dioxide Gas, that Seller makes available to Buyer on any Day, which is in excess of [four hundred fifty (450)] Tons, shall not be deemed to have been made available to Buyer.
12.2. Condemnation. All damages and amounts awarded for taking by condemnation or right of eminent domain, whether for the whole or a part of Buyer’s Plant Land Area, shall belong to and be the sole property of Seller (whether such damages or amounts shall be awarded as compensation for taking of or diminution in value of the leasehold or the fee of Buyer’s Plant Land Area); provided, however, that Buyer shall be entitled to receive and retain any amount which may be specifically awarded to Buyer in such proceedings for business interruption and/or relocation costs or loss of Buyer’s Plant and Buyer’s trade fixtures or other personal property belonging to Buyer on Buyer’s Plant Land Area.

13. Term of Agreement.
13.1. Term of Agreement. The initial Term shall be fifteen (15) Contract Years. The Term shall be automatically renewed for additional terms of two (2) Contract Years thereafter, unless either party hereto gives the other written notice of termination, at least twelve (12) months prior to the expiration of the initial Term or any renewal Term.
13.2. Removal of Buyer’s Plant. At the expiration of the Term, upon Buyer’s request, Buyer shall maintain the leasehold and easement rights granted herein for up to three hundred sixty-five (365) Days following the expiration of the Term to deconstruct and remove Buyer’s Plant from Buyer’s Plant Land Area. Buyer will leave Buyer’s Plant Land Area free from all trash and debris, removing any above-grade obstacles from Buyer’s Plant Land Area, and repairing or sealing, as appropriate, any interconnection between Buyer’s Plant and Seller’s Facility.
14. Delivery; Title. Delivery of Carbon Dioxide Gas to Buyer’s Plant shall be effective at the time that the Carbon Dioxide Gas crosses the Transfer Point.
15. Liability and Indemnity.
15.1. Indemnity.
15.1.1 Buyer’s Indemnity. Buyer hereby indemnifies, agrees to defend, and holds harmless Seller from each and every loss, cost, damage, and expense arising out of any accident or other occurrence at Buyer’s Plant Land Area or Seller’s Facility during the Term, to the extent caused by the gross negligence or willful misconduct of Buyer, its agents, servants, or employees, which causes injury to or death of persons, or damage to property.
15.1.2 Seller’s Indemnity. Seller hereby indemnifies, agrees to defend, and holds harmless Buyer from each and every loss, cost, damage, and expense arising out of any accident or other occurrence at Buyer’s Plant Land Area or Seller’s Facility during the Term, to the extent caused by the gross negligence or willful misconduct of Seller, its agents, servants, or employees, which causes injury to or death of persons, or damage to property.
15.2. Limitation of Liability. Neither party shall be liable to the other for consequential, indirect, special, or punitive damages.
16. Force Majeure.
16.1. Description. If either Buyer or Seller is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, then the obligations of such party, insofar as they are affected by such Force Majeure, shall be suspended during the continuance of inability so caused, but for no longer period, and such cause shall be remedied so far as practical with reasonable dispatch. The term “Force Majeure” as employed herein shall include, but not to be limited to, acts of God, acts of the public enemy, wars, blockades, insurrections, strikes or differences with workers, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, civil disturbances, interference by civil or military authorities (legal or de facto, whether purporting to act under some constitution, decree, law or otherwise), governmental regulation, rail derailment, or any other cause beyond the reasonable control of either party. It is understood and agreed that the settlement of strikes or differences with workers shall be entirely within the discretion of the party having the difficulty.

16.2. Notification of Force Majeure. A party experiencing a Force Majeure event will promptly notify the other of the cause, expected duration, and cessation of such event, and shall take reasonable efforts to mitigate the effects of a Force Majeure event.
16.3. Shut Downs. It is understood that Seller will shut down operations at Seller’s Facility from time to time for unscheduled repairs and scheduled maintenance. Such periods of interruption of supply shall not be deemed a breach of contract on the part of Seller. Seller shall give Buyer reasonable advance notice of any such shutdown, when circumstances permit.
17. Choice of Law. This Agreement shall be interpreted and enforced in accordance with the internal laws of the State of Georgia, without regard to its conflicts of law principles. Buyer and Seller consent and agree to subject themselves to the venue and jurisdiction of Mitchell County, Georgia, or the Federal courts of the Middle District of Georgia.
18. Modifications of Agreement. The provisions of this Agreement constitute the entire agreement between Seller and Buyer relating to the matters covered by this Agreement. No modifications or waiver of any of said provisions shall be binding upon either party unless set forth in writing and signed by a duly authorized representative of such party.
19. Confidentiality. All information disclosed in connection with this Agreement shall be deemed “Confidential Information”. Each party shall disclose information concerning the subject of this Agreement solely to those employees and advisors who need to know such information in order for the Agreement to be properly conducted and will not disclose to any third party unless permission is given in writing by the other party to this Agreement or unless required by law, legal process, or pursuant to filings required by the New York Stock Exchange or the United States Securities and Exchange Commission, or to a corporate parent, affiliate or subsidiary without such consent being required. This Section 19 is subject to Section 3.7.
20. Non-Assignability. This Agreement shall not be assigned by either party without the prior written consent of the other party; provided, however, that such consent shall not be unreasonably withheld, delayed, or conditioned; and provided further that either party may assign this Agreement to a successor of all or substantially all of its business to which it relates or to a corporate parent, an affiliate, or a subsidiary, without such consent being required, upon notice to the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns.
21. Notices.
21.1. Notices and Payments to Seller. Payments to Seller shall be made to the address below. Any and all notices provided for herein shall be in writing and shall be deemed to have been properly given to Seller, effective upon personal delivery or delivery as confirmed by return receipt or in writing by the receiving party, if the same shall have been mailed by registered or certified mail, postage prepaid:

To Seller:	P.O. Box 386
Camilla, GA 31730
Attention: Chief Executive Officer

21.2. Notices to Buyer. Notices to Buyer shall be made to the address below. Any and all notices provided for herein shall be in writing and shall be deemed to have been properly given to Buyer, effective upon personal delivery or delivery as confirmed by return receipt or in writing by the receiving party, if the same shall have been mailed by registered or certified mail, postage prepaid:

To Buyer:	Airgas Carbonic, Inc.
6340 Sugarloaf Parkway
Suite 300
Duluth, GA 30097
Attention: President

With a copy to:	Airgas, Inc.
259 North Radnor-Chester Road, Suite 100
Radnor, PA 19087
Attention: General Counsel
21.3. Address Changes. Either party may hereafter change its address by designating a different address and/or office in a notice in writing to the other party.
22. Captions. The captions of the various paragraphs of this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement nor in any way affect this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first written below.

Southwest Georgia Ethanol, LLC		Airgas Carbonic, Inc.

By:	/s/ Murray Campbell	By:	/s/ Phil Filer

Name:	Murray Campbell	Name:	Phil Filer

Title:	Authorized Person	Title:	President

7/2/08

EXHIBIT A
SELLER’S FACILITY, SELLER’S PLANT, BUYER’S PLANT LAND AREA,
EASEMENT LOCATIONS, CARBON DIOXIDE GAS PIPELINE LOCATION,
AND TRANSFER POINT LOCATION
All that tract or parcel of land situated, lying, and being in Land Lot No. 311 in the 10th Land District of Mitchell County, Georgia, containing 6.98 acres, more or less, and being more particularly described as follows:
Begin at an iron pin set, which iron pin set is north 07 degrees 13 minutes 57 seconds west 2248.98 feet from the intersection of the northern edge of the right of way of Fairway Road with the western edge of the right of way of Back Nine Road, and with said iron pin set as the Point of Beginning, go thence north 89 degrees 37 minutes 49 seconds west 1096.54 feet to an iron pin set; from thence go a chord direction of north 25 degrees 54 minutes 05 seconds west a chord distance of 30.46 feet (an arc distance of 37.78 feet) to an iron pin set; from thence go a chord direction of north 68 degrees 14 minutes 40 seconds east a chord distance of 778.57 feet (an arc distance of 876.09 feet) to an iron pin set; from thence go south 64 degrees 06 minutes 50 seconds east 123.31 feet to an iron pin set; from thence go south 57 degrees 36 minutes 06 seconds east 354.25 feet to an iron pin set; from thence go a chord direction of south 16 degrees 23 minutes 02 seconds west a chord distance of 82.76 feet (an arc distance of 111.19 feet) to the iron pin set which marks the Point of Beginning.
Said tract of land is more particularly described on that certain Plat of Survey prepared by Larry W. Grogan, Georgia Registered Land Surveyor No. 1649, entitled “SOUTHWEST GEORGIA ETHANOL, LLC”, Survey Date: January 10, 2008, Plat Date: January 12, 2008, copy of which is recorded in Plat Book 32, page 192, in the Office of the Clerk of the Superior Court of Mitchell County, Georgia, to which reference is hereby particularly made.
[TO BE COMPLETED TO SHOW THE LOCATION OF EACH OF THE APPLICABLE ITEMS — THERE NEEDS TO BE A SITE PLAN]

Exhibit A

Exhibit A

THE UNDERSIGNED SURVEYOR HAS NOT BEEN PROVIDED A CURRENT TITLE OPINION OR ABSTRACT OF MATTERS AFFECTING TITLE OR BOUNDARY TO THE SUBJECT PROPERTY. IT IS POSSIBLE THERE ARE DEEDS OF RECORD, UNRECORDED DEEDS, EASEMENTS OR OTHER INSTRUMENTS WHICH COULD AFFECT THE BOUNDARIES.
I HEREBY CERTIFY THAT THIS PLAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, ACCURATELY REPRESENTS LAND SURVEYED UNDER MY DIRECT SUPERVISION AND CONTROL.

LARRY W. GROGAN
GA. REG. No. 1649
RAILROAD TRACK
SOUTHWEST GEORGIA ETHANOL, LLC
SOUTHWEST GEORGIA ETHANOL, LLC
103.40'
N 00°01'01"E
S 89°58'59"E
182.90'
S 89°58'59"E
159.40'
S 60°18'38"E
217.94'
3.08 Ac.
N 00°01'01"E
199.00'
194.40'
S 00°01'01"W
531.60'
N 89°58'59"W
P.O.B.
SOUTHWEST GEORGIA ETHANOL, LLC
N
NORTH (DB 827/133)
N 09°24'12"W
2248.48'
BACK NINE ROAD
FAIRWAY ROAD
R/W VARIES

THIS PROPERTY IS LOCATED IN ZONE "X" AS SHOWN ON FLOOD INSURANCE RATE MAP No. 130438-0225-B, DATED JUNE 5, 1997, MITCHELL COUNTY, GEORGIA.

NOTE : THIS PLAT IS NOT VALID FOR ANY PURPOSE UNLESS IT BEARS THE LAND SURVEYOR'S ORIGINAL SIGNATURE OVER THE LAND SURVEYOR STAMP.

150 0 150 300 450
GRAPHIC SCALE — FEET

○ IPF = IRON PIN FOUND
○ IPS = IRON PIN SET
EQUIPMENT USED : TOPCON GTS-302D

THE FIELD DATA UPON WHICH THIS PLAT IS BASED HAS A CLOSURE PRECISION OF ONE FOOT IN 14,000 FEET AND AN ANGULAR ERROR OF 02" PER ANGLE POINT AND WAS ADJUSTED USING THE LEAST SQUARE METHOD.

THIS MAP OR PLAT HAS BEEN CALCULATED FOR CLOSURE AND IS FOUND TO BE ACCURATE WITHIN ONE FOOT IN 225,000 FEET.

SEAL

GEORGIA
REGISTERED
No. 1649
LAND SURVEYOR
LARRY W. GROGAN

SURVEY FOR
SOUTHWEST GEORGIA ETHANOL, LLC

CITY —	COUNTY MITCHELL	SCALE 1" = 150'	MAP 100
SURVEY DATE 6-25-08	LAND DISTRICT 10th	DRAWN JLS	C.F. 06200-25
PLAT DATE 6-26-08	LAND LOT 311	CHECKED LWG	JOB No. 06200

LARRY GROGAN & ASSOCIATES, INC.
38 SOUTH SCOTT STREET CAMILLA, GEORGIA 31730 (229)336-5462

EXHIBIT B
PRODUCT SPECIFICATION

Component	Composition by Volume (maximum or minimum)

CO2	99.0%	Min
Air	.8%	Max
Ethanol	100 ppm	Max
Methanol	100 ppm	Max
Other Alcohols	10 ppm	Max
Acetaldehyde	100 ppm	Max
Ethyl Acetate	80 ppm	Max
Acetic Acid	10 ppm	Max
Nox	2 ppm	Max
NO2	2 ppm	Max
H2S	15 ppm	Max
Other Sulfurs	2 ppm	Max
Methane	20 ppm	Max
Acetone	20 ppm	Max

Others	none

Temperature	90 degrees F	Max
Pressure	.5 psia	Min
ppm = parts per million

Exhibit B